UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 17, 2015 (July 13, 2015)

VISCOUNT SYSTEMS, INC.
(Exact name of registrant as specified in Charter)

Nevada	000-49746	88-0498181
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

4585 Tillicum Street, Burnaby, British Columbia, Canada V5J 5K9
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (604) 327-9446

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

            On July 13, 2015, Dennis Raefield tendered his resignation as President, Chief Executive Officer and Secretary of Viscount Systems, Inc. (the “Company”), effective that day. Mr. Raefield’s resignation was not the result of any disagreement with the Company. Mr. Raefield will remain on the board of directors of the Company (the “Board”).

            On July 16, 2015, the Company appointed Scott Sieracki, who has been the Company’s Vice President of Sales since December 1, 2014, its Interim Chief Executive Officer. Prior to joining the Company, Mr. Sieracki, 49, worked as Vice President of Sales for IDV Solutions, Inc., an enterprise risk visualization company, from October 2012 to October 2014 and Vice President of Sales for Quantum Secure, Inc., a security and identity technology company, from September 2006 to September 2012. From November 2001 to August 2006, Mr. Sieracki served as Director of Sales North America for Software House, a Tyco International company, and from February 1997 to September 1999 Mr. Sieracki served as President and co-founder of Open Options, a provider of open architecture based access control systems.

            Additionally, the Board has formed a Transition Committee comprising three of the Company’s directors who will work with Mr. Sieracki to help steer the transition process and evaluate prospective candidates for the position of full-time Chief Executive Officer, including Mr. Sieracki himself.

            There are no family relationships between Mr. Sieracki and any director or executive officer of the Company or its subsidiaries. The Company is not aware of any transaction in which Mr. Sieracki has an interest requiring disclosure under Item 404(a) of Regulation S-K.

            On July 17, 2015, the Company issued a press release announcing that Dennis Raefield resigned as President, Chief Executive Officer and Secretary of the Company and that Scott Sieracki was appointed Interim Chief Executive Officer of the Company. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Ex. 99.1	Press release, dated July 17, 2015.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2015	VISCOUNT SYSTEMS, INC.
(Registrant)

	By:	/s/ Scott Sieracki
Scott Sieracki, Interim Chief Executive Officer